GEOTHERMAL
LEASE AND AGREEMENT

This Lease and Agreement is made and entered into as of this 1st day of December, 2004, by and between:

Reid S. Stewart and Ruth O. Stewart, Party of the first part, hereinafter referred to as “Lessor”

and

US Geothermal Inc., an Idaho corporation,
Party of the second part,
hereinafter referred to as “Lessee”

who are referred to in the plural as the “Parties”.

Recitals

WHEREAS Lessor is the owner of certain land and geothermal rights situated in Cassia County, in the State of Idaho, which the Parties believe are suited for the development of Hot Water, Steam and Thermal Energy for use as such and/or the conversion of such geothermal energy to the production of electric power, or for any purpose other than the generation of electric power, and

WHEREAS It is the desire of Lessor and Lessee to enter into an agreement which will enable the development of said Hot Water, Steam and Thermal Energy for any of the aforesaid purposes for the mutual profit of the Parties,

BE IT THEREFORE HEREBY AGREED AS FOLLOWS:

1.           Purpose. For and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration set forth in clauses (4.) and (5.) below, receipt of which initial sum and sufficiency is hereby acknowledged, and in consideration of the covenants and agreements hereinafter contained, Lessor has granted, leased, let and demised to Lessee, its grantees, successors and assigns, upon and subject to the terms and conditions contained herein, the land hereinafter described, the sole and exclusive right to drill for, produce, extract, take, remove and sell geothermal heat energy including , Hot Water, Steam, or Thermal Energy therefrom, and to store, utilize, process, convert and otherwise treat such geothermal energy upon said land, during the term hereof, with the right of entry thereon and use and occupancy thereof at all times for said purposes and the furtherance thereof, including the right to construct, use and maintain thereon and to remove therefrom structures, facilities and installations, pipelines, utility and power transmission lines.

The possession by Lessee of said land shall be sole and exclusive for the purposes hereof and for the purposes incident or related thereto, excepting that Lessor reserves the right to use and occupy said land, or to lease or otherwise deal with the same, without interference with Lessee rights, for residential, agricultural, commercial, or grazing uses, or for any and all uses other than the uses and rights permitted to Lessee herein.

2.          Lands. The land which is the subject of this lease is situated in the county and state above first named consisting of approximately 317.54 acres and which is described in Exhibit A attached hereto and incorporated as if more fully set forth herein, including also in the leased land all rights of Lessor, presently owned, in and under roads, ditches, and rights of way traversing or adjacent to said land, (hereinafter referred to as “Lands”).

3.          Term. This lease shall be for a term of Thirty (30) years from and after the date hereof. If Leased Substances are still being produced from the Lands or if the Lands are being used in conjunction with Lessee’s Commercial operation at the end of the term, Lessor and Lessee agree to enter good faith negotiations to extend the lease on fair terms to both parties.

4.           Consideration. It is understood and agreed that the initial consideration of $8,000.00 paid upon the execution hereof, covers all costs incurred by Lessor to evaluate this lease, the rental in full hereunder for a period of one (1) year from the date of this Lease and for all other rights conferred hereunder. Thereafter, for the remainder of the lease, on or before said anniversary date, Lessee shall pay to Lessor an annual rental in the amount of $5,000.00 for the second year, increasing each year thereafter at the rate of 5% per year.

. Should lessee fail to make any annual payment herein provided for on or before a particular anniversary date, Lessor may at its option, consider lessee in default hereunder.

5.           Geothermal Royalty. Royalties shall be payable as follows:

Parcel 1, Exhibit A:

          (a)           With respect to Hot Water, Steam or Thermal Energy produced (collectively to be referred to as “Energy Produced), saved and sold by Lessee and then used by the purchaser for the generation of electric power Lessee shall pay to Lessor as a royalty Ten Percent (10%) of the market value of such Energy Produced from the well or in exercise of the leased rights on the Lands, which market value shall be deemed to be the gross proceeds received by Lessee from such sale at the point of origin.

          (b)           With respect to Energy Produced, saved and used by Lessee for the generation of electric power which is then sold by Lessee, Lessee shall pay to Lessor as a royalty Three (3.0%) of the market value of such electric power which is sold by Lessee, which market value shall be deemed to be the gross proceeds received by Lessee from such sale.

          (c)           With respect to Energy Produced, saved and sold by Lessee and which is used for any purpose other than the generation of electric power, Lessee shall pay to Lessor as royalty Five Percent (5%) of the gross proceeds received by Lessee from the sale of Energy Produced, as such, produced from the well or in exercise of the leased rights at and as of the point of origin on the Lands associated with the well or the leased rights.

          (d)           With respect to Extractable Minerals, Lessor expressly retains ownership of all extractable minerals, gases, or effluents (containing minerals and/or minerals in solution). If commercial quantities of such extractable minerals gases or effluents are found as a result of Lessee’s operations, Lessor and Lessee may choose to enter good faith negotiations to modify this lease to enable Lessee to extract and sell such extractable minerals, gases, or effluents and pay a reasonable royalty to Lessor.

For Parcel 2, Exhibit A:

In accordance with the Memorandum Agreement RE: Sale and Purchase of Real Property and Personal Property, entered into on December 29, 1977 between Harlan B. Jensen and Bette J. Jensen, husband and wife, and Reid S. Stewart and Ruth O. Stewart, husband and wife, Lessor is entitled to 10% of royalties paid for any mineral and under-the-surface rights to include all minerals, oil, gas, geothermal steam, and all other under-the-surface rights. Royalties will be paid in accordance to the Geothermal Lease signed between Sergene Jensen, personal representative of the Estate of Harlan B. Jensen and U.S. Geothermal Inc. dated July 11th, 2002.

          Lessee shall pay to Lessor on or before the twenty-fifth day of the quarter next following that in which Lessee receives payment from the purchaser thereof, and in making such royalty payments Lessee shall deliver to Lessor statements setting forth the basis for computation and determination of such royalty.

          Lessee shall not be required to account to Lessor for or to pay any royalty on Hot Water, Steam, Thermal Energy produced by Lessee on the leased land which is not utilized, saved and sold.

          Lessee shall have the right from time to time and at any time to commingle (for purposes of storing, transporting, utilizing, selling and processing, or any of them) the Leased Substances, or any of them, that are produced or extracted from the leased land or lands pooled, unitized or combined therewith, with Geothermal Resources, or any of them, produced from other lands or units in the vicinity of the leased land, and in the event of such commingling, Lessee shall meter, gauge, or measure the production from the leased land, or from the unit or units, including leased and other units or lands, as the case may be, and compute and pay Lessor’s royalty payable under the provisions hereof on the basis of such production so determined or allocated, as the case may be.

From the time when Lessee shall commence Commercial production from said Lands, Lessee shall then pay Lessor the geothermal royalty set forth herein, or the annual payments, whichever shall be the larger. This change from annual lease payments to geothermal royalty payments shall occur at the time when geothermal royalties exceed annual lease payments in any given quarter.

6.           Commingled and Unit Operations. Lessee shall have the right to commingle, or unitize said leased land, for the purpose of utilizing, selling, processing, the Leased Substances produced from the lease land with the steam or heat energy produced from other lands, and to meter or gauge the production of steam or heat energy from leased land and to compute and pay Lessor royalty on the basis of such production as so determined.

In the event that the production of Leased Substances from the leased lands or from lands in the general area of the leased land should at any time exceed the demand for the facility use thereof in the opinion of Lessee and the Lessee elects to reduce the total amount of steam produced or consumed, then in that event each well participating on a commingling basis shall be reduced in percentage amount equal to its proportion of the whole.

7.           Use Of Lease. Lessee shall have the right to drill such wells on leased land as Lessee may deem desirable for the purposes hereof including the exploration and production of Geothermal Resources for heat or electric power production purposes and any reinjection of fluids thereof. Lessee shall have the right to construct upon leased land such equipment and structures as Lessee may deem desirable for the purpose of utilizing Leased Substances including geothermal power plants, access and piping and transmission equipment related thereto.

Lessee shall provide Lessor with at least two months (60 days) advance notice of its intent to conduct exploration activities or to construct any facilities on the leased lands, and shall seek prior consent from Lessor, not to be unreasonably withheld, regarding the location of such facilities. To the extent reasonably possible, Lessee shall schedule its drilling, construction and other activities to allow Lessor to harvest prior to the commencement of such activities, and to allow Lessor to plan for the necessary vacation of portions of normally farmed areas of the leased lands.

8.           Exclusive Rights. Lessee shall have exclusively the rights to all Leased Substances and to all power production from Leased Substances on and/or from leased land during the term hereof, subject only to payment of the royalties to Lessor as is set forth herein.

9.           Land Compensation. In return for actual surface use of leased land required for well site, pipeline, transmission and plant operations hereunder, or if producing agricultural lands are required by Lessee to be taken out of production, either temporarily or permanently for Lessee’s operations, including but not limited to as a result of Lessee’s use of water from the leased lands, Lessee shall compensate Lessor at the annual rate of $ 200 per acre for such lands so affected for the duration of their use. For greater clarity, if Lessee requires 2 acres of producing agricultural land, but its use impacts 10 acres, the rate would apply to the 10 acres. For these purposes any pipelines or transmission lines shall be deemed to require a 10 foot wide ground area. All pipelines shall be insulated as per typical project specifications and shall be colored according to industry norms or permit requirements as may be imposed. Lessee shall further be responsible for any costs associated with the redesign and/or relocation of structures or sprinkling equipment affected by Lessee’s operations.

10.          Bond. Lessee shall provide either a cash or surety bond, payable to Lessor that will cover the cost of reclamation for any surface disturbance on lands used by Lessee or any other cost arising from any material breach of this agreement by Lessee. If a cash bond, it will be held by an escrow agent to be mutually agreed to by Lessor and Lessee. Any interest on escrowed funds will be payable to the Lessee on an annual basis. The amount of the bond is to be computed on an actual cost basis for the surface disturbance. If any activity on leased lands is covered by a reclamation bond in an amount equal to or greater than the actual cost basis of the disturbance, as required by any county, state or federal agency, Lessee will not be required to post a second bond to Lessor.

11.          Minimize Use. Notwithstanding any provisions of this lease to the contrary, Lessee shall utilize for such purpose only so much of the leased land as shall be reasonably necessary for Lessee activities and operations thereon and shall interfere as little as reasonably possible with the use and occupancy of the leased land by the Lessor.

Lessee agrees to replace all fences which the Lessee may have removed for its purposes and repair all fences which Lessee may have damaged, and if and when so required by the Lessor, will provide a proper livestock guard at any point of entry upon lands used by Lessee.

In the event this Lease terminates as to a portion of either the leased land or rights granted hereunder, it shall continue in full force and effect as to those facilities necessary to the permitted use of the remaining leased lands or rights hereunder.

Lessee shall have the right at any time and from time to time to remove from the leased land any and all casing, machinery, equipment, structures, installations and property of every kind and character placed upon said leased land by or pursuant to permission of Lessee, provided that if such removal should occur after termination of all rights granted herein, it shall be completed within one hundred eighty (180) days after which all casing, machinery, equipment, structures, installations and property of every kind and character shall belong to the Lessor. Actual removal cost, if any, will be deducted from the Bond in Section 10 above..

12.          Water. Lessee shall have reasonable access to and use of water from the leased land for Lessee’s drilling, testing and exploration operations thereon, in the vicinity thereof, or on land or lands pooled, unitized or combined therewith, provided that such use is in compliance with Lessee’s notice and consultation obligations as set forth in Section 7, above, and provided that such use shall not interfere with Lessor’s own use for domestic, commercial, stock or agricultural purposes, nor interfere with any legal or contractual commitments of Lessor relating thereto and existing on the date hereof. Lessee shall purchase such water owned by Lessor at standard commercial rates for the area and will reimburse Lessor for the use of any water which is being purchased by Lessor.

13.          Permits. Any wells drilled by Lessee hereunder shall only be drilled after first obtaining any relevant governmental agency permits regarding geothermal well drilling on the leased land and in conformance with approved well design by relevant agencies. Power plant structures shall be engineered and constructed in conformance with and only after obtaining any relevant governmental agency permits regarding geothermal or biomass power plants. Lessor agrees to cooperate with Lessee’s application for governmental licenses, permits, and approvals, the cost of which shall be borne by Lessee.

14.          Project Costs. All labor to be performed and materials to be furnished in operations of Lessee hereunder shall be at the cost and expense of Lessee, and Lessor shall not be chargeable with, or liable for, any part thereof. Lessee shall protect the leased land against liens arising from its operations thereon. Upon commencement of operations upon leased land, Lessee shall protect Lessor against damages of every kind and character which may be occasioned to any of the parties hereto or to any other person by reason of the operations or workings of the Lessee upon said leased land. The protection of Lessor shall include maintenance of workman’s compensation insurance typical for geothermal drilling and power plant construction projects and good and safe drilling, construction and power plant operations designed by competent drilling and power plant engineering experts. If and when Lessee conducts operations on leased land, Lessor shall be named as an additional insured on those insurance policy(s) directly related to the work on the leased lands.

15.          Partial Ownership Interests. In the event Lessor at the time of making this Lease owns an interest in the leased land less than One Hundred Percent (100%) of the right, title and interest purportedly granted or leased hereby to Lessee, then any payments due Lessor hereunder shall be paid to Lessor only in the proportion which Lessor’s Interest bears to a One Hundred Percent (100%) interest in the leased land. Notwithstanding the foregoing, should Lessor hereafter acquire any additional right, title or interest in or to the leased land, it shall be subject to the provisions hereof to the same extent as if owned by Lessor at the date hereof, and any increase in payments of money hereunder necessitated thereby shall commence with the payment next following receipt by Lessee of satisfactory evidence of Lessor’s acquisition of such additional interest. In the event Lessor has no interest in the Leased Substances produced hereunder, but has an interest in said land, Lessee shall pay Lessor an overriding royalty of One Percent (1%) of the Net Proceeds received by Lessee from the sale of Leased Substances produced from the leased land, as rental for the surface thereof.

16.          Assignment. There is hereby expressly reserved to Lessor and to Lessee the right and privilege to convey, transfer or assign, in whole or in part, or to deal with in any manner, subject to the provisions hereof, their respective rights and interests in and under this Lease and Agreement or in the leased land, or the Leased Substances produced on or from the leased land but in the event Lessor shall sell or transfer any part or parts of the leased land or any interest in the aforesaid Leased Substances therefrom then Lessees obligations hereunder shall not thereby be altered, increased or enlarged, but Lessee may continue to operate the leased land and to pay and settle rents and royalties as an entirety.

17.          Force Majeure. The obligation of the Lessee hereunder shall be suspended and the terms of this Lease shall be extended as the case may be, while Lessee is prevented from complying therewith, in whole or in part, by strikes, lockouts, riots, war or the results thereof, acts of God or the elements, fire, flood, accidents, delays in transportation, inability to secure labor or material in the open market, laws, orders, rules, or regulations of Federal, State, County, Municipal, or other governmental agencies, authority, or representative, or any other matter or condition beyond reasonable control of Lessee, whether or not similar to the conditions or matters herein specifically enumerated, or while litigation contesting Lessor’s title to the leased land or the rights granted Lessee hereunder or litigation involving Lessee’s operations hereunder shall be pending and undetermined or during any period when Lessee has no market for the products it is then capable of producing from the leased land or the market price then available for such products will not produce an acceptable profit. For so long as any of the above circumstances continue to exist, Lessee, without impairment of its rights hereunder, shall be excused from performance of all obligations hereunder except annual rental payments as described in Section 4, payment of taxes and protection of the leased land. It is expressly agreed that the prevention of settlement of any litigation or strike or labor disturbance shall not be considered a matter subject to Lessee’s control within the meaning of this Paragraph.

18.          Tax Payments. Lessee shall pay all taxes on Lessee structures and improvements placed upon the leased land by Lessee and shall pay taxes levied and assessed against products of Lessee operations hereunder and taxes levied and assessed against the right to produce steam and heat energy from leased lands. Lessor shall pay all taxes levied and assessed against leased land not covered by this lease and/or Lessee tax payment requirements herein.

19.          Default Notice. Upon violation of any of the terms and conditions of this lease by Lessee and the failure of Lessee to begin in good faith to remedy same within 30 days after written notice from Lessor to do so, specifying in said notice the nature of such default, then at the option of Lessor this lease shall forthwith cease and terminate and all rights of Lessee in and to said leased land shall be at an end, except that in the event of such termination Lessee shall have the right to remove from the leased land all surface facilities and improvements of whatsoever kind and character placed upon leased land by Lessee. Upon default, if any, Lessee shall remove from leased land any and all machinery and structures placed upon leased land within one hundred eighty (180) days thereof after which ownership transfers to the Lessor.

20.          Title. Lessor hereby warrants and agrees to defend title to the leased land and agrees that Lessee, at its option, may pay and discharge any taxes, mortgages, trust deeds or other liens or encumbrances existing, levied or assessed on or against leased land, and in the event Lessee exercises such option, Lessee shall be subrogated to the rights of any holder or holders thereof, and shall have the right to reimburse itself by applying to the discharge of any such mortgage, tax or other lien or encumbrance any royalties or rentals accruing to Lessor hereunder.

21.          Notice. Any notice or other communication hereunder from Lessor to Lessee shall be given in writing by delivering same personally to Lessee or by sending same by registered or certified mail postage prepaid or Federal Express to Lessee at 1509 Tyrell Lane, Suite B, Boise, Idaho 83706. Any notice or other communication hereunder from Lessee to Lessor shall be given in writing by delivering same personally to Lessor or by sending same by registered or certified mail postage prepaid or Federal Express to Lessor at the Lessor address set forth on the signature page of this lease. Any notice so sent shall be deemed to have been given and received within 96 hours of deposit thereof in the United States mail or within 48 hours of deposit thereof with Federal Express, providing that Lessor has provided and street address and telephone number. The parties may upon written notice to the other party, at any time and from time to time change their respective addresses for the purposes hereof.

22.          Lessor, or its agents, at Lessor’s sole cost and risk, may during normal hours of operation examine any working, installations, structures or operations of Lessee constructed or undertaken pursuant to the leased rights, and may at reasonable times inspect the books and records of Lessee with respect to matters pertaining directly to the payment of royalties to Lessor.

23.          Definitions. For the purposes of this Lease the following definitions shall apply:

                              (a)           The terms “Hot Water”, “Steam” and “Thermal Energy”, collectively referred to as Energy Produced, each shall mean natural geothermal water and/or steam, and shall also mean the natural heat of the earth and the energy present in, resulting from or created by, or which may be extracted from, the natural heat of the earth or the heat present below the surface of the earth, in whatever form such heat or energy naturally occurs;

                              (b)           The term “Leased Substances” shall collectively mean the matter, substances and resources defined in subparagraph 23(a) that are subject to this Lease;

                              (c)           The term “Geothermal Resources” shall collectively mean the matter, substances and resources defined in subparagraphs 23(a) and 23(b) that are not subject to this Lease but are located on adjacent land or lands in reasonable proximity thereto;

                              (d)           The term “Power Potential” shall mean, when used herein with respect to any well or wells, the quantity, or units, of energy capable of being recovered from the Hot Water, Steam or Thermal Energy produced therefrom by means of any energy conversion or utilization facility (including, but not limited to, electrical generating facilities) or equipment designed for use thereof;

                              (e)           The term “Sufficient Power Potential” shall mean that Power Potential which, in the sole judgment of Lessee shall be sufficient for the Commercial sale or utilization thereof, or shall warrant the construction of facilities for the Commercial sale or other utilization thereof, or shall justify additional drilling or other operations on the leased land;

                              (f)           The term “Commercial” shall mean those qualities of Leased Substances produced, sold or used, the value of which, after determining Lessee’s direct operating costs will be capable of providing a sufficient return to cause Lessee, in its sole judgment, to continue production thereof or to elect to proceed with further development or exploratory operations on the leased land.

23.          Severability. In the event that any part or portion or provision of this instrument shall be found or declared to be null, void, or unenforceable for any reason whatsoever by any court of competent jurisdiction or any governmental agency having authority thereover, then and in such event only such part, portion or provision shall be affected thereby, and such finding, ruling or decision shall not in any way affect the remainder of this instrument or any of the other terms or conditions hereof, or any Lessor rights or obligations are not, or would not be so held to be, void or unenforceable, which said remaining terms and conditions and such Lessor rights or obligations, as aforesaid, of this instrument shall remain binding, valid and subsisting and in full force and effect between the parties hereto, it being specifically understood and agreed that the provisions hereof, and the Lessor rights or obligations embraced within such provisions, are severable for the purposes of the provisions of this clause.

24.          Governing Law. This lease and agreement shall be interpreted, governed by and construed under the laws of the state of Idaho, without consideration of any conflicts of law between the location of the parties or states of domicile thereof.

25.          Execution Authority. The signatories hereto represent that they are the proper person to execute this Lease and Agreement on behalf of the parties hereto.

26.          Binding Effect. This Lease and Agreement and all of the terms, covenants and conditions hereof shall extend to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed as of the date hereinabove first written.

U. S. Geothermal Inc.
Reid S. Stewart - Lessor

By: Douglas J. Glaspey, COO - Lessee	Ruth O. Stewart – Lessor
3014 North 1600 East
North Logan, UT 84341

State of Utah	) On this ________ day of December 2004, before me,
)
County of _________________	)
the undersigned Notary Public, personally appeared
Reid S. Stewart and Ruth O. Stewart
( ) personally known to me
( ) proved to me on the basis of satisfactory
evidence to be the person(s) whole name(s) Reid S.
Stewart and Ruth O. Stewart subscribed to the
within instrument, and acknowledged that they
executed it.

WITNESS my hand and official seal.

Notary’s Signature

State of Idaho	) On this ________ day of December 2004, before me
)
County of Ada	)
the undersigned Notary Public, personally appeared
Douglas J. Glaspey
( ) personally known to me
( ) proved to me on the basis of satisfactory
evidence to be the person(s) whole name
Douglas J. Glaspey subscribed to the within
Instrument, and acknowledged that he executed it.

WITNESS my hand and official seal.

Notary’s Signature

Exhibit A

317.54 acres more or less

Parcel 1 -100% Surface, Minerals and Geothermal:

Township 15 South, Range 26 East
Section 23:	N½SE¼SE¼, SE¼SE¼SE¼,
	SW¼SE¼SE¼	40.00 acs.
Section 24:	W½SW¼, SE¼SW¼ less portions,
	Part of the SE¼SW¼	119.04 acs.
ACRES:		159.04 acs.

Parcel 2 – Surface Ownership with 10% Interest in Jensen Royalty

Township 15 South, Range 26 East
Section 26:	NE¼ less portion	158.50 acs.